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                                                                   EXHIBIT 10.13


                   SETTLEMENT AGREEMENT AND GENERAL RELEASE

          This SETTLEMENT AGREEMENT AND GENERAL RELEASE of claims ("Agreement") is entered into by and between Hall, Kinion & Associates, Inc. (the "Company" or "Hall, Kinion & Associates"), on the one hand, and Todd Kinion ("Kinion"), on the other.

                             W I T N E S S E T H:


          WHEREAS, Kinion's employment with the Company terminated on August 30, 1996;

          WHEREAS, the parties wish to preserve the goodwill which exists between them and resolve all disputes between them.

          NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties agree as follows:

          A.   Hall, Kinion & Associates agrees as follows:

               1. That it fully and forever releases and discharges Kinion from any and all claims and causes of action that the Company may have against him and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in, except as may be mandated by legal process, legal or administrative proceedings against Kinion with respect to any matter arising out of or connected with Kinion's employment with the Company or the termination of that employment, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do or may exist.

               2. That the Company agrees to pay Kinion beginning on September 1, 1996 and ending on the earlier of (i) February 29, 1998, (ii) the date of Kinion's death or permanent disability, (iii) the date that Kinion first engages in Competitive Activities (as defined below), or (iv) the date Kinion breaches any of his obligations set forth in this Agreement (the "Continuation Period") the sum of $9,033 per month, a sum to which Kinion is not otherwise entitled.
In addition, upon execution of this Agreement, Kinion shall be paid a lump sum of $11,239 in full payment of all unpaid bonus obligations due and owing to him by the Company including without limitation bonuses due for the period ending June 30, 1995, as well as all business expense reimbursements owed to him by the Company. Kinion will be deemed to be engaged in Competitive Activities if he has any Relationship (as defined below) with any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship or unincorporated business (whether or not for profit) (such entity, a "Business") in the course of which Relationship Kinion engages in or assists such Business with respect to permanent or temporary high technology staffing services, which services are competitive with the services then being offered by the Company. Kinion will be deemed to have a relationship (a
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"Relationship") with a Business if Kinion (i) owns, manages, operates, joins or is employed by such Business, (ii) is a director, member, agent, shareholder, owner or general partner of such Business, (iii) acts as a consultant or advisor to such Business, or (iv) controls or participates in the ownership or operation of such Business; provided, however, that nothing herein shall prevent the purchase or ownership by Kinion of an interest in a Business that constitutes less than 1% of the outstanding equity securities of such Business.

               3. If Kinion elects to continue his medical, dental or vision coverage pursuant to COBRA, then the Company will reimburse Kinion for such coverage through the earlier of (i) the end of the Continuation Period or (ii) the date he is eligible for health insurance coverage by another party.

          B. Kinion for himself, his heirs, executors, administrators, and successors agrees as follows:

               1. That he fully and forever releases and discharges the Company, its successors, predecessors, subsidiaries, officers, directors, agents, attorneys, employees, and assigns (hereinafter collectively referred to as "Releases"), from any claims and damages and causes of action that Kinion may have against Releasees and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in, except at the request of the Company, legal or administrative proceedings against Releasees with respect to any matter arising between the parties from the beginning of time until the date of execution of this Agreement, including but not limited to all matters arising out of or connected with Kinion's employment with the Company or the termination of that employment, including any and all liabilities, claims, demands, contracts, debts, obligations and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do or may exist. Nothing herein will affect Kinion's right to continue his medical coverage under COBRA, or any rights arising out of this Agreement, or that Series A Preferred Stock and Warrant Purchase Agreement, Investors' Rights Agreement, Right of First Refusal and Co-Sale Agreement, Voting Trust Agreement, Secured Promissory Note and Pledge Agreement all dated as of January 30, 1996.

               2. That he is waiving any rights he may have had or now has to pursue any and all remedies available to him under any employment-related cause of action against Releasees, including without limitation, claims of wrongful discharge, emotional distress, defamation, harassment, breach of the covenant of good faith and fair dealing, violation of the provisions of the California Labor Code, the Employee Retirement Income Security Act, and all other laws and regulations relating to employment. Kinion further acknowledges and expressly agrees that he is waiving any and all rights he may have had or now has to pursue any claim of harassment or discrimination based on sex, age, race, national origin, or on any other basis, under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the California Constitution, the Age Discrimination in Employment Act of 1967, any comparable laws of other states and all other laws and regulations relating to employment; provided that nothing herein shall be deemed as a waiver of assets set aside for Kinion pursuant to the Company's 401(k) plan.

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               3.   That his employment with the Company ceased on August 30,
1996 (hereinafter "Termination Date"), Kinion hereby resigns as of the Termination Date all positions as an officer of the Company. Kinion agrees that he has no right to employment with the Company after the Termination Date; that he shall not apply for reemployment with the Company after that date; and that the Company shall have no obligation to employ him after that date.

               4. That prior to the execution of this Agreement, he has been paid all salary, bonus, and other compensation and benefits that he earned or was entitled to while employed by the Company and that the only amounts that he will receive in the future are those expressly set forth herein.

               5. That he will execute and remain bound by the Company's Proprietary Information Agreement attached hereto as Exhibit A pursuant to the terms thereof and for the period of time set forth therein. During the Continuation Period, Kinion agrees that (i) he will not disrupt, damage, impair or interfere with the business of the Company, whether by way of interfering with or soliciting its employees, disrupting its relationships with customers, agents, vendors, or representatives or otherwise, (ii) he will not solicit or encourage any employee to leave the Company's employ for any reason, encourage any employee to devote less than all of any such employee's efforts to the affairs of the Company, or interfere in any other manner with employment relationships existing between the Company and its current or future employees or (iii) reveal the terms of this agreement to anyone without the Company's prior written consent except as necessary for the purpose of preparing Kinion's income tax returns or in connection with any legal actions brought by Kinion to enforce the terms hereof.

               6. That Kinion holds 2,115,100 shares of Common Stock of the Company (the "Kinion Stock"). Kinion agrees to deposit all of the Kinion Stock with the trustee of the Kinion Voting Trust Agreement ("Voting Trust") and agrees to take all action reasonably requested by the Company to amend the Voting Trust to grant to Brenda Hall as Voting Trustee, the right to vote all of the shares of Kinion Stock in all matters (including without limitation) acquisitions and financings by and of the Company, election of directors, amendments to the Company's articles of incorporation and/or bylaws, and other significant transactions involving the Company; provided however, that Brenda Hall shall not have the right to vote the Kinion stock in connection with any approval that treats Kinion in a manner adversely and differently than Brenda Hall in her position as a common stockholder of the Company, and provided further that Kinion's obligation to retain such shares in the Voting Trust shall terminate in the event (a) Kinion owns less than 500,000 shares of Common Stock of the Company or (b) Brenda Hall is not an executive officer of the Company.

          C.   Hall, Kinion & Associates and Kinion jointly agree as follows:

               1. That nothing contained in this Agreement shall constitute or be treated as an admission by the Company or any party to this Agreement of liability, of any wrongdoing, or of any violation of the law.

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               2.   That if any provision of this Agreement is found to be
unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law, but such remaining provisions shall be construed in a manner so as to effectuate the intent of this Agreement as a whole, notwithstanding such stricken provision or provisions.

               3. That Kinion has an outstanding loan from the Company in the principal amount of Two Million Dollars ($2,000,000.00) pursuant to a promissory note dated January 30, 1996 which is secured by the Kinion Stock (the "Note"). In consideration of the promises contained herein, the Company agrees that it will not enforce its rights (if any) under the Note to demand payment of the balance of the Note in connection with Kinion's termination of employment, provided that the Note shall become due on the earlier of (i) any breach of the terms of this Agreement (provided however, that Kinion has been given written notice of such default and thirty days from the date of receipt of such notice in which to cure such default (if the default is one for which cure is possible)) or (ii) any other date provided for under the terms of the Note, as modified by this paragraph C.3.

               4. That the Voting Trustee shall vote all of the shares of Kinion Stock for the election of a director designated by Kinion.

               5. That this Agreement and all Exhibits attached hereto contain the entire agreement between the parties and, except as expressly provided herein, this Agreement and its Exhibits shall supersede and render null and void any and all prior agreements between the parties. Hall, Kinion & Associates represents and warrants that the entering into and performance of this Agreement has been approved by its Board of Directors. In addition, Hall, Kinion & Associates represents and warrants that it has received confirmation from the Investors (as defined in that certain Series A Preferred Stock and Warrant Purchase Agreement dated January 30, 1996, the "Purchase Agreement"), that amounts paid to Kinion hereunder will not be deemed "Damages" under Section 7.13 of the Purchase Agreement, and that this Agreement has been agreed to by a majority of the outstanding Series A Preferred Stock as required by that certain Investors' Rights Agreement dated as of January 26, 1996.

               6. Although the parties may hereafter discover facts different from or in addition to those which the parties now know or believe to be true, that this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

               7. That in consideration of the foregoing the Company and Kinion (except as otherwise set forth herein) expressly waive any all rights and benefits conferred upon them by the provisions of Section 1542 of the Civil Code of the State of California, and under any comparable provision of the laws of any other jurisdiction, which states as follows:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

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               8.   This Agreement and its Exhibits may be amended only by
written instrument designated as an amendment to this Agreement and executed by the President of the Company and Kinion.

               9. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               10. That all parties have read and understand this Agreement, and that they affix their signatures hereto voluntarily and without coercion. Kinion further acknowledges that he has been advised by the Company to consult with an attorney of his own choosing concerning the waivers he has made; and the terms he has agreed to herein are knowing, conscious and with full appreciation that he is forever foreclosed from pursuing any of the rights so waived.

               11. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.


Dated:  October 29, 1996                    /s/ Todd Kinion
                                        ________________________________________
                                        TODD KINION


                                        HALL, KINION & ASSOCIATES, INC.

                                              /s/ Brenda Hall
                                        By:_____________________________________

                                                 CEO
Dated:  October 29, 1996                Title:__________________________________


Dated:  October 29, 1996                BRENDA HALL, AS VOTING TRUSTEE
                                        OF THE VOTING TRUST

                                              /s/ Brenda Hall
                                        By:_____________________________________
                                           Brenda Hall


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